Exhibit 99.1

CONTACT:                      Investor Relations                                (214) 792-4415

SOUTHWEST AIRLINES REPORTS FIRST QUARTER PROFIT

DALLAS, TEXAS – April 22, 2010 – Southwest Airlines (NYSE:LUV) today reported  first quarter 2010 net income of $11 million, or $.01 per diluted share, compared to a net loss of $91 million, or $.12 loss per diluted share, for first quarter 2009.   First quarter 2010 results included special items (net of taxes) of $13 million, related to non-cash, mark-to-market, and other items associated with a portion of the Company’s fuel hedge portfolio.   Excluding special items for both periods, first quarter 2010 net income was $24 million, or $.03 per diluted share, compared to a net loss of $20 million, or $.03 loss per diluted share, in first quarter 2009.  The first quarter 2010 net income per diluted share, excluding special items, is in line with Thomson's First Call mean estimate of $.03 net income per diluted share.   Additional information regarding special items is included in this release and in the accompanying reconciliation tables.
Gary C. Kelly, CEO, stated: “We are extremely pleased to report a profitable start to the year, especially in this challenging economic environment exacerbated by persistently high energy costs.  As the quarter progressed, we began to see modest improvement in demand for business travel, as measured by the increase in full-fare traffic.  Overall demand for our Low Fares and high quality Customer Service remained strong, resulting in a record first quarter performance for load factor, passenger yield, and passenger revenues.  Furthermore, first quarter 2010 operating unit revenues, and the corresponding 19.3 percent year-over-year increase, represent all-time quarterly records.  To achieve this revenue performance in, seasonally, the weakest quarter, is notable.  To do so in a recovering economic environment is truly remarkable.  Thus far, strong load factor and yield trends have continued in April and, assuming trends continue, we expect another significant year-over-year unit revenue gain in second quarter 2010.
“Our network optimization and revenue management efforts continue to contribute significantly to this industry-leading revenue performance.  Efforts to enhance our already exceptional Brand and Customer Experience also have contributed.  We were recently recognized by Business Week in its fourth annual listing of Customer Service Champs.  As the only domestic airline to receive an award, the publication attributed our Bags Fly Free policy and proactive Customer Service as the primary reasons for our recognition.”
As anticipated, first quarter 2010 economic fuel costs increased 33 percent year-over-year to $2.34 per gallon, which included approximately $44 million in unfavorable cash settlements from derivative contracts.  For the remainder of 2010, including second quarter, Southwest currently has derivative contracts in place for approximately 65 percent of estimated fuel consumption at crude-equivalent prices up to approximately $100 per barrel; approximately 40 percent if market prices settle in the $100 to $120 per barrel range; and approximately 60 percent if market prices exceed $120 per barrel.  Based on the current 2010 fuel hedge portfolio and market prices (as of April 20, 2010), the Company estimates economic fuel costs, including fuel taxes, for second quarter will be in the $2.40 to $2.45 per gallon range.  Beyond 2010, the Company has derivative contracts in place for over 60 percent of its estimated 2011 fuel consumption; approximately 50 percent for 2012; approximately 25 percent for 2013, and a modest position for 2014.
Excluding fuel, first quarter 2010 unit costs increased 9.8 percent from the same period a year ago, largely due to a 6.4 percent decline in first quarter year-over-year available seat miles (capacity).  Based on current cost trends and flat year-over-year capacity, the Company anticipates second quarter 2010 unit costs, excluding fuel, will exceed second quarter 2009’s 6.91 cents.

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 “As part of our continual efforts to adapt to dramatically higher energy prices, we remain focused on improving productivity to combat cost pressures, with a three percent reduction in headcount per aircraft over first quarter last year,” stated Kelly.  “We anticipate year-over-year nonfuel cost pressures will be more in the first half of 2010, but should ebb, somewhat, in the second half of the year with modest capacity additions.
 “We have made great progress on numerous strategic revenue initiatives, and work continues on enhancements to our frequent flyer, southwest.com, and revenue management systems.   Although we announced last week that we are terminating our Canadian codeshare agreement with WestJet, our efforts continue uninterrupted to enable international connecting itineraries to Mexico with Volaris.
 “Operationally, our People continued to deliver outstanding levels of Customer Service, despite severe weather resulting in significant cancellations during first quarter 2010.  I am very grateful to all of our 35,000 hard-working and resilient Employees for their tremendous efforts.  It is because of their unwavering Warrior Spirits that Southwest Airlines continues to lead the industry and be recognized for excellence.”
For the fourteenth consecutive year, FORTUNE magazine recognized Southwest Airlines in its annual survey of corporate reputations.  Among all industries, Southwest Airlines was named the twelfth most admired Company in the world.  It is the only U.S. airline to make this list of the World's Top 50 Most Admired Companies.  For the second year in a row, Southwest Airlines was named the top-rated corporate brand in American City Business Journals’ brand ranking survey.  Southwest Airlines Cargo was recently recognized by Air Cargo World in its sixth annual Air Cargo Excellence Survey, receiving the highest overall score and leading all airlines in the Performance and Value categories.  The Southwest Airlines’ Leadership team received the honor of being ranked number two on the 2009 top 20 Best Companies for Leadership List presented by Business Week, in partnership with The Hay Group.  And, in the February 2010 issue of Institutional Investor Magazine, Gary Kelly and Laura Wright were both named to the 2010 All-America Executive Team as the top performing CEO and CFO, respectively, in the airline sector.
The Company has previously announced its plans to begin service on May 23, 2010, to the Northwest Florida Beaches International Airport near Panama City Beach, Florida with eight daily nonstop flights.
Southwest will discuss its first quarter 2010 results on a conference call at 12:30 p.m. Eastern Time today.  A live broadcast of the conference call will be available at southwest.com/investor_relations.

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Operating Results
Total operating revenues for first quarter 2010 increased 11.6 percent to $2.63 billion, compared to $2.36 billion for first quarter 2009.  Total first quarter 2010 operating expenses were $2.58 billion, compared to $2.41 billion in first quarter 2009.  Operating income for first quarter 2010 was $54 million, compared to an operating loss of $50 million in first quarter 2009.  Excluding special items, operating income was $102 million in first quarter 2010, compared to $31 million for the same period last year.
“Other expenses” were $37 million for first quarter 2010, compared to $57 million for first quarter 2009, a decline of $20 million, primarily due to the decrease in “other losses, net”.   In first quarter 2010 and first quarter 2009, “other losses, net” included net unrealized gains associated with the Company’s fuel hedging program of $27 million and $10 million, respectively.  It also included hedging program costs of $31 million in first quarter 2010 and $32 million in first quarter 2009.
 The first quarter 2010 effective tax rate was 35 percent compared to 15 percent for the same period last year. The first quarter 2009 tax rate was impacted by the Company’s projections for full year 2009 financial results and the related impact that permanent tax differences were expected to have on those projections.
Net cash provided by operations for first quarter 2010 was $373 million compared to $286 million provided by operations for the same period last year.  First quarter 2010 capital expenditures were $139 million, and the Company’s planned 2010 capital expenditures remain in the $600 to $700 million range.  In addition to a fully available, unsecured, revolving credit facility of $600 million, the Company currently has approximately $3 billion in cash and short-term investments.
The Company's unaudited Condensed Consolidated Balance Sheet as of December 31, 2009, has been adjusted to retroactively apply an elective change in accounting method for frequent flyer benefits.  With this change, the Company now makes an accrual for partially earned frequent flyer awards.  Previously, the Company only accrued for fully earned frequent flyer awards. The impact of this change to the Company's first quarter 2010 and first quarter 2009 unaudited Condensed Consolidated Statement of Operations and Cash Flows, respectively, was not material.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Specific forward-looking statements include, without limitation, statements relating to (i) the Company’s growth plans and expectations; (ii) its financial and operating strategies and initiatives and related expectations; and (iii) its expectations regarding future results of operations. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance.  These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them.  Factors include, among others, (i) the price and availability of aircraft fuel, the impact of hedge accounting, and any changes to the Company’s strategies for addressing fuel price volatility; (ii) continued economic uncertainty, which could continue to impact the demand for air travel and the Company’s ability to adjust fares; (iii) the impact of fuel prices and economic conditions on the Company’s overall business plan and strategies; (iv) competitor capacity decisions; (v) the Company’s ability to timely and effectively prioritize its initiatives and related expenditures and its ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its initiatives; (vi) the Company’s dependence on third parties to assist with implementation of certain of its initiatives; (vii) the impact of governmental regulations on the Company’s operations; and (viii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three months ended
	March 31,
			Percent
	2010	2009	Change

OPERATING REVENUES:
Passenger	$2,495	$2,252	10.8
Freight	30	30	-
Other	105	75	40.0
Total operating revenues	2,630	2,357	11.6

OPERATING EXPENSES:
Salaries, wages, and benefits	864	836	3.3
Fuel and oil	821	698	17.6
Maintenance materials and repairs	166	184	(9.8)
Aircraft rentals	47	45	4.4
Landing fees and other rentals	190	166	14.5
Depreciation and amortization	154	150	2.7
Other operating expenses	334	328	1.8
Total operating expenses	2,576	2,407	7.0

OPERATING INCOME (LOSS)	54	(50)	n.a.

OTHER EXPENSES (INCOME):
Interest expense	41	44	(6.8)
Capitalized interest	(5)	(6)	(16.7)
Interest income	(3)	(4)	(25.0)
Other losses, net	4	23	n.a.
Total other expenses	37	57	n.a.

INCOME (LOSS) BEFORE INCOME TAXES	17	(107)	n.a.
PROVISION (BENEFIT) FOR INCOME TAXES	6	(16)	n.a.

NET INCOME (LOSS)	$11	$(91)	n.a.

NET INCOME (LOSS) PER SHARE:
Basic	$.01	$(.12)
Diluted	$.01	$(.12)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	743	740
Diluted	744	740

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SOUTHWEST AIRLINES CO.
RECONCILIATION OF REPORTED AMOUNTS TO NON-GAAP ITEMS
(SEE NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES)
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
			Percent
	2010	2009	Change

Fuel and oil expense - unhedged	$730	$552
Less: Fuel hedge losses included in fuel and oil expense	91	146
Fuel and oil expense - GAAP	$821	$698	17.6
Add/(Deduct): Net impact from fuel contracts (1)	(48)	(81)
Fuel and oil expense - economic	$773	$617	25.3

Operating income (loss), as reported	$54	$(50)
Add/(Deduct): Net impact from fuel contracts (1)	48	81
Operating income - non-GAAP	$102	$31	229.0

Other losses, net, as reported	$4	$23
Add/(Deduct): Net impact from fuel contracts (1)	27	10
Other losses, net, non-GAAP	$31	$33	(6.1)

Net income (loss), as reported	$11	$(91)
Add/(Deduct): Net impact from fuel contracts (1)	21	71
Income tax impact of fuel contracts	(8)	-
Net income (loss), non-GAAP	$24	$(20)	n.a.

Net income (loss) per share, diluted, as reported	$.01	$(.12)
Add/(Deduct): Net impact from fuel contracts	.02	.09
Net income (loss) per share, diluted, non-GAAP	$.03	$(.03)	n.a.

Operating expense per ASM (cents)	11.39	9.96
Deduct: Fuel expense divided by ASMs	(3.63)	(2.89)
Operating expense per ASM, excluding fuel (cents)	7.76	7.07	9.8

(1) See Reconciliation of Impact from Fuel Contracts

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SOUTHWEST AIRLINES CO.
RECONCILIATION OF IMPACT FROM FUEL CONTRACTS
(SEE NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES)
(in millions)
(unaudited)

	Three Months Ended
	March 31,
	2010	2009

Fuel & Oil Expense
Add/(Deduct): Reclassification between Fuel & Oil and Other (gains)
losses, net, associated with current period settled contracts	$4	$(15)
Add/(Deduct): Contracts settling in the current period, but for which gains
and/or (losses) have been recognized in a prior period*	(52)	(62)
Add/(Deduct): Contracts settling in a prior period, but for which the
underlying hedged fuel has been consumed in the current period	-	(4)
Impact from fuel contracts to Fuel & Oil Expense	$(48)	$(81)

Operating Income
Add/(Deduct): Reclassification between Fuel & Oil and Other (gains)
losses, net, associated with current period settled contracts	$(4)	$15
Add/(Deduct): Contracts settling in the current period, but for which gains
and/or (losses) have been recognized in a prior period*	52	62
Add/(Deduct): Contracts settling in a prior period, but for which the
underlying hedged fuel has been consumed in the current period	-	4
Impact from fuel contracts to Operating Income	$48	$81

Other (gains) losses
Add/(Deduct): Mark-to-market impact from fuel contracts
settling in future periods	$27	$10
Add/(Deduct): Ineffectiveness from fuel hedges settling in future periods	4	(15)
Add/(Deduct): Reclassification between Fuel & Oil and Other (gains)
losses, net, associated with current period settled contracts	(4)	15
Impact from fuel contracts to Other losses	$27	$10

Net Income
Add/(Deduct): Mark-to-market impact from fuel contracts
settling in future periods	$(27)	$(10)
Add/(Deduct): Ineffectiveness from fuel hedges settling in future periods	(4)	15
Add/(Deduct): Other net impact of fuel contracts settling in the
current or a prior period (excluding reclassifications)	52	66
Impact from fuel contracts to Net income **	$21	$71

* As a result of prior hedge ineffectiveness and/or contracts marked to market through earnings
** Excludes income tax impact of unrealized items

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SOUTHWEST AIRLINES CO.
COMPARATIVE CONSOLIDATED OPERATING STATISTICS
(unaudited)

	Three months ended
	March 31,
	2010	2009	Change

Revenue passengers carried	19,976,835	19,759,690	1.1%
Enplaned passengers	23,694,464	23,049,990	2.8%
Revenue passenger miles (RPMs) (000s)	17,161,713	16,891,629	1.6%
Available seat miles (ASMs) (000s)	22,619,460	24,171,675	(6.4)%
Load factor	75.9%	69.9%	6.0 pts.
Average length of passenger haul (miles)	859	855	0.5%
Average aircraft stage length (miles)	633	635	(0.3)%
Trips flown	261,892	279,135	(6.2)%
Average passenger fare	$124.90	$113.97	9.6%
Passenger revenue yield per RPM (cents)	14.54	13.33	9.1%
Operating revenue yield per ASM (cents)	11.63	9.75	19.3%
CASM, GAAP (cents)	11.39	9.96	14.4%
CASM, GAAP excluding fuel (cents)	7.76	7.07	9.8%
CASM, excluding special items (cents)	11.18	9.62	16.2%
CASM, excluding fuel and special items (cents)	7.76	7.07	9.8%
Fuel costs per gallon, including fuel tax (unhedged)	$2.21	$1.57	40.8%
Fuel costs per gallon, including fuel tax (GAAP)	$2.49	$1.99	25.1%
Fuel costs per gallon, including fuel tax (economic)	$2.34	$1.76	33.0%
Fuel consumed, in gallons (millions)	329	349	(5.7)%
Active fulltime equivalent Employees	34,637	35,518	(2.5)%
Aircraft in service at period-end	541	539	0.4%

CASM (unit costs) - Operating expenses per ASM

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	March 31,	December 31,
	2010	2009
		(As adjusted)
ASSETS
Current assets:
Cash and cash equivalents	$1,110	$1,114
Short-term investments	1,663	1,479
Accounts and other receivables	235	169
Inventories of parts and supplies, at cost	227	221
Deferred income taxes	291	291
Prepaid expenses and other current assets	95	84
Total current assets	3,621	3,358

Property and equipment, at cost:
Flight equipment	13,824	13,719
Ground property and equipment	1,965	1,922
Deposits on flight equipment purchase contracts	234	247
	16,023	15,888
Less allowance for depreciation and amortization	5,402	5,254
	10,621	10,634
Other assets	288	277
	$14,530	$14,269

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$690	$746
Accrued liabilities	657	715
Air traffic liability	1,400	1,044
Current maturities of long-term debt	170	190
Total current liabilities	2,917	2,695

Long-term debt less current maturities	3,305	3,325
Deferred income taxes	2,250	2,200
Deferred gains from sale and leaseback of aircraft	98	102
Other noncurrent liabilities	423	493
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,219	1,216
Retained earnings	4,973	4,971
Accumulated other comprehensive loss	(518)	(578)
Treasury stock, at cost	(945)	(963)
Total stockholders' equity	5,537	5,454
	$14,530	$14,269

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)
	Three months ended
	March 31,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$11	$(91)
Adjustments to reconcile net income (loss) to
cash provided by operating activities:
Depreciation and amortization	154	150
Unrealized loss on fuel derivative instruments	21	70
Deferred income taxes	12	(21)
Amortization of deferred gains on sale and
leaseback of aircraft	(3)	(3)
Share-based compensation expense	3	3
Excess tax benefits from share-based
compensation arrangements	2	3
Changes in certain assets and liabilities:
Accounts and other receivables	(67)	(22)
Other current assets	(18)	10
Accounts payable and accrued liabilities	(85)	-
Air traffic liability	356	288
Cash collateral received from (provided to) fuel
derivative counterparties	5	(60)
Other, net	(18)	(41)
Net cash provided by operating activities	373	286

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(139)	(85)
Purchases of short-term investments	(1,380)	(1,697)
Proceeds from sales of short-term investments	1,197	1,144
Net cash used in investing activities	(322)	(638)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale and leaseback transactions	-	173
Proceeds from Employee stock plans	12	4
Payments of long-term debt and capital lease obligations	(60)	(35)
Payments of cash dividends	(7)	(7)
Excess tax benefits (obligations) from share-based
compensation arrangements	(2)	(3)
Other, net	2	(3)
Net cash provided by (used in) financing activities	(55)	129

NET DECREASE IN CASH AND CASH EQUIVALENTS	(4)	(223)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,114	1,368

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,110	$1,145

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SOUTHWEST AIRLINES CO.
BOEING 737-700 DELIVERY SCHEDULE
AS OF APRIL 21, 2010

			Purchase
	Firm	Options	Rights	Total

2010	10			10
2011	10	4		14
2012	13	10		23
2013	19	4		23
2014	13	7		20
2015	14	3		17
2016	12	11		23
2017		17		17
Through 2018			54	54
Total	91	56	54	201

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NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP).  These GAAP financial statements include unrealized non-cash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivatives instruments and hedging.

The Company also provides financial information included in this press release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP.  The Company provides supplemental non-GAAP financial information that it sometimes refers to as “economic”, which the Company’s management utilizes to evaluate its ongoing financial performance and the Company believes provides greater transparency to investors as supplemental information to its GAAP results.  The Company’s economic financial results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts—all reflected within Fuel and oil expense in the period of settlement.  Thus, Fuel and oil expense on an economic basis reflects the Company’s actual net cash outlays for Fuel during the applicable period, inclusive of settled fuel derivative contracts.  Any net premium costs paid related to option contracts are reflected as a component of Other (gains) losses, net, for both GAAP and non-GAAP purposes.  These economic results provide a better measure of the impact of the Company’s fuel hedges on its operating performance and liquidity since they exclude the unrealized, non-cash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting pronouncements relating to derivatives instruments and hedging, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company’s management, as well as investors, to consistently assess its operating performance on a year-over-year or quarter-over-quarter basis after considering all programs in place to curtail fuel expense.  However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company’s fuel hedging program, (ii) the requirements and accounting associated with accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

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